Exhibit 3.31

Execution Copy

RESTATED

CERTIFICATE OF FORMATION

OF

SIERRA TOWERS, INC.

December 24, 2012

Sierra Towers, Inc. (the “Corporation”), pursuant to the provisions of Section 21.056 of the Texas Business Organizations Code (the “Code”), hereby adopts this Restated Certificate of Formation (this “Restated Certificate of Formation”), which restates the Corporation’s Articles of Incorporation filed with the Texas Secretary of State on June 5, 1978, as amended and restated (the “Certificate of Formation”).

1.	The name of the filing entity is Sierra Towers, Inc.

2.	The filing entity is a for-profit corporation.

3.	The file number issued to the filing entity by the Secretary of State is 0043793700.

4.	The date of formation of the filing entity is June 5, 1978.

5.	This Restated Certificate of Formation makes new amendments to the Certification of Formation. Provided below is an identification by reference or description of each added, altered or deleted provision.

a.	The following provisions of the Certificate of Formation have been amended: (i) section references to the Texas Business Corporation Act and the Texas Miscellaneous Corporation Laws Act are deleted and replaced with references to the Texas Business Organizations Code, (ii) Article Three relating to the purpose of the Corporation, (iii) Article Six respecting the identification of the members of the Board of Directors, (iv) Article Seven relating to amendments to the Bylaws affecting the qualification or required maintenance of independent directors, and (v) Article Thirteen regarding certain separateness provisions.

b.	The following provisions of the Certificate of Formation have been deleted: Article Nine relating to the requirement of maintaining independent directors and Article Twelve restricting the acts of the Corporation.

6.	Each new amendment has been made in accordance with the provisions of the Code. The amendments to the Certificate of Formation and the Restated Certificate of Formation have been approved in the manner required by the Code and the governing documents of the Corporation.

7.	The Restated Certificate of Formation, which is attached to this form, accurately states the text of the Certificate of Formation being restated that is in effect, and as further amended by the Restated Certification of Formation. The attached Restated Certification of Formation does not contain any other change in the Certification of Formation being restated except for the information permitted to be omitted by the provisions of the Code applicable to the filing entity.

8.	This document becomes effective when the document is filed by the Secretary of the State.

The undersigned affirms that the person designated as registered agent in the Restated Certification of Formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by the law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date:	12/28/12

Sierra Towers, Inc.

By:	President and Chief Executive Officer

Signature of authorized person

W. Benjamin Moveland
Printed or typed name of authorized person (see instructions)

2

RESTATED CERTIFICATE OF FORMATION

OF SIERRA TOWERS, INC.

ARTICLE ONE

The name of the corporation continued hereby is Sierra Towers, Inc. (the “Corporation”).

ARTICLE TWO

The period of the Corporation’s duration is perpetual.

ARTICLE THREE

The purpose of the Corporation is:

(a) to own, lease and manage wireless communications sites and equipment, inventory, systems, software and other assets incidental to or necessary or convenient for the operation thereof, either directly or through any subsidiaries of the Corporation;

(b) to acquire or dispose of wireless communications sites or any rights therein (including ownership, management, easement, lease and sublease rights), or equipment, inventory, systems, software and other assets incidental to or necessary or convenient for the operation thereof;

(c) to enter into and perform under leases, licenses and similar contracts with third parties in relation to the wireless communications sites owned, leased and managed by the Corporation and to perform the obligations of the Corporation thereunder;

(d) to enter into and perform under subleases, management agreements and other contracts pursuant to which the Corporation manages wireless communications sites owned by third parties;

(e) to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, indentures or loan agreements or issue and sell bonds, notes, debt or equity securities and other securities and instruments to finance its activities, to pledge any and all of its properties in connection with the foregoing, and to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, any guaranty or agreements incidental or necessary thereto;

(f) to obtain any licenses, consents, authorizations or approvals from any federal, state or local governmental authority, including the Federal Communications Commission and the Federal Aviation Administration, incidental to or necessary or convenient for the conduct of its business;

(g) to own subsidiaries of the Corporation;

(h) to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, any management agreement with respect to its or its subsidiaries’ business, operations or assets (any such management agreement, a “Management Agreement”), including to contract with Crown Castle USA Inc., or any successor thereto, or any other manager or service provider, for the leasing, management, operation and maintenance of the wireless communications sites owned, leased and managed by the Corporation or the performance of other services relating thereto; and

(i) to engage in any other lawful business, purpose or activity to the fullest extent provided for in the Texas Business Organizations Code (the “Code”).

ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is 10,000 without par value.

ARTICLE FIVE

The registered office of the Corporation is c/o CT Corporation System, 350 N. St. Paul Street, Suite 2900, Dallas, Texas, 75201, and the name of the Corporation’s registered agent at such address is CT Corporation System.

ARTICLE SIX

The number of directors constituting the Corporation’s board of directors (the “Board of Directors”) as of the date hereof shall be three.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to modify, alter, supplement, amend, repeal or adopt the Corporation’s Bylaws.

ARTICLE EIGHT

Elections of directors need not be by written ballot unless, and to the extent, so provided in the Corporation’s Bylaws.

ARTICLE NINE

To the extent permitted by applicable law, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability for (i) a breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute. If the Code, or other applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, or other applicable law, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

ARTICLE TEN

To the extent permitted by applicable law, any person (including shareholders, directors, officers and employees of the Corporation or any affiliate of the Corporation) may engage in or possess an interest in other business ventures of every kind and description, independently or with others, whether such ventures are competitive with the Corporation or otherwise, and the Corporation shall not have any rights in or to such independent ventures or to the income or profits derived therefrom.

ARTICLE ELEVEN

Unless otherwise contemplated or permitted by a Management Agreement, the Corporation shall ensure at all times that it will (a) pay its own liabilities, indebtedness and obligations from its own separate assets as the same shall become due; (b) maintain books and records and bank accounts separate from those of the Parent Group and any other Person and will maintain separate financial statements, except that it may also be included in consolidated financial statements of its Affiliates; (c) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any member of the Parent Group), and not as a department or division of any other Person, and will correct any known misunderstandings regarding its existence as a separate legal entity; (d) use its own stationery, invoices and checks; (e) file its own tax returns with respect to itself (or consolidated tax returns, if applicable) as may be required under applicable law; (f) not commingle or permit to be commingled its funds or other assets with those of any member of the Parent Group or any other Person; (g) maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (h) conduct business in its own name; and (i) observe the formalities of a Texas corporation. Failure to comply with any of the foregoing covenants shall not affect the status of the Corporation as a separate legal entity.

As used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Parent Group” means Crown Castle International Corp. and its direct and indirect subsidiaries, other than the Corporation and its direct and indirect subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

ARTICLE TWELVE

The Corporation reserves the right to modify, alter, supplement, amend, repeal or adopt any provision contained in this Restated Certificate of Formation in any manner now or hereafter provided herein or by statute.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed these Fourth Amended and Restated Articles of Incorporation as of the date first written above.

SIERRA TOWERS, INC.

By:

W. Benjamin Moreland
President and Chief Executive Officer

Sierra Towers, Inc. Signature Page – Fourth Amended and Restated Articles of Incorporation